Exhibit 99.1

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

Contact: David Nelson Vice President, Investor Relations 201-498-8840 david.nelson@cognizant.com Press: Brian Maddox/Hannah Sloane Financial Dynamics 212-850-5600 hannah.sloane@fd.com

COGNIZANT REPORTS THIRD QUARTER 2008 RESULTS

Revenue Up 31% Year-over-year and 7% Sequentially

Maintains Revenue Outlook for Full Year 2008

Teaneck, NJ – November 5, 2008 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT and business process outsourcing services, today announced its financial results for the quarter ended September 30, 2008.

Highlights –Third Quarter 2008

•	Quarterly revenue increased to $734.7 million, up 31% from the year-ago quarter.

•	Quarterly diluted EPS on a GAAP basis was $0.38, compared to $0.32 in the year-ago quarter.

•

Quarterly diluted EPS on a non-GAAP basis was $0.40, excluding stock-based compensation and stock-based Indian fringe benefit tax expenses, compared to $0.34, excluding stock-based compensation expense, in the year-ago quarter.

Revenue for the quarter increased to $734.7 million, up 7% sequentially from $685.4 million in the second quarter of 2008, and up 31% from $558.8 million in the third quarter of 2007. Including a pre-tax foreign exchange loss of $14.8 million, GAAP net income was $112.8 million, or $0.38 per diluted share, compared to $96.2 million, or $0.32 per diluted share, in the third quarter of 2007. GAAP operating margin for the quarter was 19.4%. Excluding stock-based compensation expense of $9.5 million and stock-based Indian fringe benefit tax expense of $0.7 million, non-GAAP operating margin was 20.8%, above the Company’s targeted 19 to 20% range. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“During one of the most volatile and disruptive periods for the global economy in recent memory Cognizant’s overall performance in the third quarter, including our industry-leading revenue growth and excellent operating margin, clearly demonstrates the strength of our business model,” said Francisco D’Souza, President and CEO of Cognizant. “The quarter further validates our long-term strategy of reinvesting in the business and strengthening our domain and technical expertise.”

“Through this period of economic uncertainty, we are working with clients across all sectors, including banking and financial services, to help with the twin challenges of simultaneously driving further cost savings while investing to capture new growth opportunities. We believe that this positions us well to navigate through this period of economic turbulence as well as for long-term growth once the economy improves.”

“We are increasingly engaging as a trusted partner to our clients at the senior executive levels because our ability to bring cost saving and higher productivity is so important to their enterprise value. In coming quarters, we expect to use our agility and broad range of services to become more instrumental in helping clients navigate these turbulent economic times and emerge as even stronger businesses.”

2008 Outlook – Fourth Quarter & Full Year

The Company has maintained the full year revenue guidance it provided last quarter:

•	Fiscal 2008 revenue is anticipated to be at least $2.81 billion.

•

Fiscal 2008 diluted EPS expected to be at least $1.45 on a GAAP basis, and $1.61 on a non-GAAP basis, which excludes $0.16 of estimated stock-based compensation and stock-based Indian fringe benefit tax expense.

•	Fourth quarter 2008 revenue anticipated to be at least $746.7 million.

•

Fourth quarter 2008 diluted EPS expected to be at least $0.38 on a GAAP basis, and at least $0.43 on a non-GAAP basis, which excludes $0.05 of estimated stock-based compensation and stock-based Indian fringe benefit tax expense.

•	Due to current volatility in the currency markets, EPS guidance excludes any fourth quarter non-operating foreign exchange gain or loss.

“During this economic downturn we are continuing to focus on operational excellence and increased utilization while re-investing in the business in order to deepen our sector and domain skills, broaden our offerings and strengthen our consultancy expertise, thus ensuring we are the preferred partner for our clients,” said Gordon Coburn, Chief Financial and Operating Officer. “Despite our stronger-than-expected third quarter revenue performance, we are maintaining our full year guidance in light of the current environment which requires caution and prudence. We remain confident in our long-term strategy, and we will continue to focus on investment in the business and operational excellence to ensure we drive industry leading results over the long-term.”

Conference Call

Cognizant management will host a conference call today, November 5, 2008, at 9:00 a.m. (Eastern) to discuss operating performance for the quarter. To participate in the conference call,

domestic callers can dial (800) 374-0467 and international callers can dial (706) 679-3288 and enter the Conference ID number: #68375916. The conference call will also be available live via the Internet by accessing the Cognizant web site at www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “68375916” from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, November 12. The replay will also be available at Cognizant’s web site www.cognizant.com for thirty days following the call.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With more than 40 global delivery centers and approximately 59,500 employees as of September 30, 2008, we combine a unique onsite/offshore delivery model infused with a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and a member of the Fortune 1000 and is ranked among the top information technology companies in BusinessWeek’s Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP income from operations, non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

We seek to manage the company to targeted operating margin, excluding stock-based compensation costs and stock-based Indian fringe benefit tax expense, of 19% to 20% of revenues. Accordingly, we believe that non-GAAP operating margin and non-GAAP diluted earnings per share, excluding stock-based compensation costs and stock-based Indian fringe benefit tax expense, are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include stock-based compensation expense and stock-based Indian fringe benefit tax expense for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to that of our competitors. Moreover, because of varying available valuation methodologies and the variety of award types that companies can use under FAS 123R, we believe that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make additional comparisons between our operating results to those of other companies. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation and stock-based Indian fringe benefit tax expense, that are recurring. Stock-based compensation and the related stock-based Indian fringe benefit tax expense will continue to be for the foreseeable future a significant recurring expense in our business. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$734,726	$558,837	$2,063,259	$1,535,621

Operating Expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	405,936	317,286	1,153,068	864,521
Selling, general and administrative expenses	166,685	126,551	482,643	356,514
Depreciation and amortization expense	19,474	13,870	53,544	39,183

Income from operations	142,631	101,130	374,004	275,403

Other income (expense), net:
Interest income	5,344	7,917	16,428	21,038
Other income / (expense), net	(14,777)	2,644	(11,308)	3,156

Total other income / (expense), net	(9,433)	10,561	5,120	24,194

Income before provision for income taxes	133,198	111,691	379,124	299,597
Provision for income taxes	20,370	15,537	60,567	45,720

Net income	$112,828	$96,154	$318,557	$253,877

Basic earnings per share	$0.39	$0.33	$1.10	$0.88

Diluted earnings per share	$0.38	$0.32	$1.06	$0.83

Weighted average number of common shares outstanding	291,341	289,559	289,740	287,823

Weighted average number of common and dilutive shares outstanding	299,805	304,564	299,396	304,059

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$569,262	$339,845
Short-term investments	26,134	330,580
Trade accounts receivable, net of allowances of $13,094 and $6,339, respectively	528,621	382,960
Unbilled accounts receivable	71,329	53,496
Deferred income tax assets	50,989	75,470
Other current assets	74,873	59,828

Total Current Assets	1,321,208	1,242,179
Property and equipment, net	453,350	356,047
Long-term investments	162,134	—
Goodwill	156,298	148,789
Other intangible assets, net	44,855	45,565
Deferred income tax assets, net	38,242	11,949
Other assets	36,141	33,777

Total Assets	$2,212,228	$1,838,306

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$45,753	$36,176
Deferred revenue	28,572	29,020
Accrued expenses and other liabilities	271,573	275,488

Total Current Liabilities	345,898	340,684
Deferred income tax liabilities, net	8,033	15,145
Other noncurrent liabilities	15,268	14,267

Total Liabilities	369,199	370,096

Stockholders’ Equity	1,843,029	1,468,210

Total Liabilities and Stockholders’ Equity	$2,212,228	$1,838,306

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

(In thousands, except per share data)

	Three Months Ended September 30,				Three Months Ended September 30,
	2008 GAAP	2008 Adjustments		2008 Non-GAAP	2007 GAAP	2007 Adjustments		2007 Non-GAAP
Income from operations	$142,631	$10,169	(a)	$152,800	$101,130	$9,155	(c)	$110,285

Operating margin	19.4%	1.4%	(a)	20.8%	18.1%	1.6%	(c)	19.7%

Diluted earnings per share	$0.376	$0.028	(e)	$0.404	$0.316	$0.024	(f)	$0.340

	Nine Months Ended September 30,				Nine Months Ended September 30,
	2008 GAAP	2008 Adjustments		2008 Non-GAAP	2007 GAAP	2007 Adjustments		2007 Non-GAAP
Income from operations	$374,004	$40,449	(b)	$414,453	$275,403	$26,105	(d)	$301,508

Operating margin	18.1%	2.0%	(b)	20.1%	17.9%	1.7%	(d)	19.6%

Diluted earnings per share	$1.064	$0.113	(e)	$1.177	$0.835	$0.069	(f)	$0.904

Notes:

(a)	Adjustment to exclude stock-based compensation of $9,509 and stock-based Indian fringe benefit tax expense of $660 from income from operations of which $4,634 was reported in cost of revenues and $5,535 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(b)	Adjustment to exclude stock-based compensation of $32,957 and stock-based Indian fringe benefit tax expense of $7,492 from income from operations of which $17,397 was reported in cost of revenues and $23,052 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(c)	Adjustment to exclude stock-based compensation of $9,155 from income from operations of which $4,315 was reported in cost of revenues and $4,840 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(d)	Adjustment to exclude stock-based compensation of $26,105 from income from operations of which $12,411 was reported in cost of revenues and $13,694 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(e)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit and stock-based Indian fringe benefit tax expense. The stock-based Indian fringe benefit tax expense is a nondeductible expense since the cost is recovered from employees.
(f)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit.